EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 1st day of May, 1997 by and between Imaging Dynamics, Inc., a New Jersey corporation (the "Company"), and Damian Greco, (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

         1. Employment Term. Subject to the terms and conditions hereof, the Company hereby employs the Executive as a senior executive officer of the Company, and the Executive agrees to serve the Company in such capacity, with effect from May 1, 1997 through April 30, 2001, unless terminated earlier pursuant to the terms hereof (the "Term").

         2.       Termination.

                  (a) This Agreement and the Executive's employment with the Company may be terminated prior to the end of the Term (i) by the Executive at any time upon 30 days' written notice to the Company, (ii) by the Company without cause (as hereinafter defined) at any time upon 30 days' written notice to the Executive (iii) by the Company for cause immediately upon written notice by the Company to the Executive and (iv) by the Company immediately upon the death or disability (as hereinafter defined) of the Executive.

                  (b) The term "cause" shall mean: (i) the Executive's willful failure or refusal to perform specific reasonable directives of the Board of Directors (the "Board") of the Company, which directives are consistent with the scope and nature of the Executive's duties and responsibilities under this Agreement, and which failure is not remedied by the Executive within seven (7) days after being notified, in writing, of such failure by the Company; (ii) the Executive's conviction of, or guilty plea to, a felony; (iii) any act of fraud or dishonesty by the Executive involving the Company or the performance of his duties hereunder, or the Executive's breach of any fiduciary duty to the Company; (iv) the Executive has habitually abused alcohol or used illegal drugs; or (v) the Executive's breach of any obligation under this Agreement, which breach is not remedied by the Executive within ten (10) days after being notified, in writing, of such breach by the Company. The term "disability" shall mean that the Board of the Company determines in good faith on the basis of such information as it deems appropriate in the circumstances that it appears that the Executive is unable to perform his assigned duties due to illness, injury or physical, mental or other incapacity, which is reasonably expected to continue for a prolonged period as determined by the Board.

                  (c) If termination of this Agreement occurs pursuant to clause
(i), (iii) or (iv) of Paragraph 2(a), the Company shall pay to the Executive, through the effective date of such termination, the accrued but unpaid amounts payable to the Executive pursuant to Paragraphs 5 and 6(a) (appropriately prorated to the date of such termination, if applicable); provided, however, that the Company shall not be liable for any other amounts that would have been payable to the Executive hereunder had his employment continued throughout the Term, except, in the case of termination of this Agreement pursuant to clause
(iii) (other than in respect of Paragraph 2(b)(ii) or (iii) or (iv) of Paragraph 2(a), in addition to the other payments set forth above, the Company shall pay to the Executive (x) in one lump sum within thirty (30) days following the effective date of such termination an amount equal to $160,000 representing twelve (12) months of salary pursuant to Paragraph 5(b) following the effective date of such termination and (y) the amount, if any, due under Paragraph 5(b) in respect of the Company's fiscal year in which the effective date of such termination occurs payable in accordance with the provisions of Paragraph 5(b) (for clarification purposes, it is understood and agreed that the amount, if any, due to the Executive pursuant to this clause (y) shall not be prorated to account for the termination of this Agreement during the relevant fiscal year of the Company). If termination of this Agreement occurs pursuant to clause (ii) of Paragraph 2(a), the Company shall pay to the Executive (i) the amount that the Executive would have been owed, pursuant to Paragraph 5, had his employment continued throughout the Term in equal quarterly installments (calculated by dividing the aggregate amount so owed by the number of quarters then remaining in the Term), provided that the amounts, if any, due under Paragraph 5(b) shall be paid in accordance with the provisions thereof and (ii) all accrued but unpaid amounts payable to the Executive pursuant to Paragraph 6(a) on the effective date of such termination; provided, however, that the Company shall not be liable for any other amounts that would have been payable to the Executive hereunder had his employment continued throughout the Term. Each payment of the amounts due under this paragraph (c) is subject in all respects to the provisions of paragraph 7 hereof.

                  (d) With respect to the Executive, his successors, assigns, heirs, executors, administrators and legal representatives, payment by the Company of the amounts provided under Paragraph 2(c) shall represent liquidated damages and shall release, relinquish and discharge the Company and its parents, subsidiaries and affiliates and any director, officer, employee, principal, shareholder or agent of the Company or its parents, subsidiaries or affiliates from any and all claims, damages, losses, costs, expenses, liabilities and obligations, whether known or unknown, which the Executive has or may have as a result of the Executive's employment by the Company or the termination of such employment. The release, relinquishment and discharge set forth in this paragraph (d) shall not apply to any right, claim or interest arising out of or under any document, instrument, agreement, arrangement or undertaking between the Company and the Executive, other than this Agreement.

                  (e) The termination or expiration of this Agreement shall not effect the continuing operation and effect of Paragraphs 2(d) and 4 hereof, which shall continue in full force and effect.


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         3. Duties.  The Executive  shall assist in the operation and conduct of the business and related affairs of the Company as a senior executive officer, with specific duties as designated by the Board of the Company. During the period the Executive is employed by the Company, the Executive shall devote a reasonable amount of his business time and efforts to the business and affairs of the Company in order to satisfactorily perform his duties hereunder as reasonably determined by the Board of the Company. The Executive shall report directly to the Board of the Company.

         4.  Noncompetition;   Nonsolicitation;   Nondisclosure  of  Proprietary
Information; Surrender of Records; Inventions and Patents.

                  4.1 Noncompetition;  Nonsolicitation.  Upon any termination or expiration of this Agreement, the Executive shall be subject to a two-year restriction on, directly or indirectly, establishing, owning, managing, operating, or engaging or otherwise participating in the conduct of, in North America any business that is reasonably related to the Company's business or operations; provided, however, that in no event shall the Executive be precluded from establishing, owning, managing, operating, or engaging or otherwise participating in the conduct of the Executive's dental practice. In addition, upon any termination or expiration of this Agreement, the Executive shall be subject to a two-year restriction on soliciting other employees to leave the Company.

                  4.2 Proprietary Information. The Executive acknowledges that during the course of his employment while discharging his duties he will of necessity regularly have access to and make use of proprietary information and confidential records (as each such term is defined below). The Executive covenants that he shall not during the Term or at any time thereafter (irrespective of the circumstances under which the Executive's employment by the Company terminates), directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law, rule or regulation or applicable legal, regulatory or administration process or by a court of competent jurisdiction. For purposes of this Agreement, the term "proprietary information" shall include, but is not limited to: (a) the name and/or address of any customer, vendor or affiliate of the Company or any information concerning the transactions or relations of any customer, vendor or affiliate of the Company with the Company or any of its shareholders, principals, directors, officers or agents; (b) any information concerning any product, service, technology, process, methodology or procedure employed by the Company but not generally known to its customers, vendors or competitors or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (c) any information relating to the Company's computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company; (e) any business plans, budgets, advertising or marketing plans;
(f) any information contained in any of the Company's written or oral policies and procedures

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
or employee manuals; (g) any information belonging to customers, vendors or affiliates of the Company or any other person or entity which the Company has agreed to hold in confidence; (h) any inventions, innovations or improvements owned, licensed or used by the Company or covered by Paragraph 4.4 below; and
(i) all written, graphic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public or information that is or becomes available to the Executive on a non-confidential basis from a source other than the Company or the Company's directors, officers, employees, shareholders, principals or agents (other than as a result of a breach of any obligation of confidentiality).

                  4.3 Confidentiality and Surrender of Records. The Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which the Executive's employment by the Company terminates), except as required by law, rule or regulation or applicable legal, regulatory or administrative process or by a court of competent jurisdiction, directly or indirectly, publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company, nor shall he retain, and will deliver promptly to the Company, any of the same following termination of his employment hereunder. For purposes hereof, "confidential records" means all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the Executive's possession or under his control or accessible to him which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

                  4.4 Inventions and Patents. All inventions, innovations, or improvements in any of the Company's lines of business (including, without limitation, technologies, policies, procedures, products, services, processes, methodologies, developments, improvements, software, ideas, know-how and discoveries, whether patentable or copyrightable or not) conceived or made by the Executive, either alone or jointly with others, during the Term belong to the Company. The Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents for the Company in the United States and in foreign countries. Any patent application filed by the Executive within a year after termination of his employment hereunder shall be presumed to relate to any invention which was made during the Term unless the Executive can provide evidence satisfactory to the Company to the Company to the contrary.

                  4.5 Enforcement. The Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Paragraph 4 would cause the Company immediate, substantial and irreparable injury for which it has no

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
adequate remedy at law. Accordingly, the Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking containing in this Paragraph 4. The Executive waives posting by the Company of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Paragraph 4 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

         5. Compensation. (a) Subject to the terms and conditions hereof, the Company shall pay the Executive a salary at the rate of $13,333 per calendar month throughout the Term. Subject to Paragraph 7 hereof, such compensation shall be payable in accordance with the usual payroll practices of the Company as of the first business day of each such calendar month, as compensation to the Executive for the services rendered by the Executive hereunder.

                  (b) Subject to the terms and conditions hereof (including, without limitation, Paragraph 7), in addition to the salary payable pursuant to Paragraph 5(a), as compensation to the Executive for the services rendered by the Executive hereunder, the Company shall pay to a bonus as determined by the Company's board of directors, which bonus shall be equivalent to 70% of any bonus granted to Stephen Saltman.

         6.       Benefits.

                  (a) Subject to the terms and conditions hereof, the Company agrees to reimburse the Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by the Executive in connection with the performance of his duties under this Agreement. Subject to Paragraph 7 hereof, such reimbursements shall be made by the Company on a timely basis upon submission by the Executive of vouchers in accordance with the Company's standard procedures. All such reimbursements shall be subject to such reasonable limitations as may from time to time be prescribed by the Board of the Company (in addition to the limitations set forth in the first sentence of this Paragraph 6(a).

                  (b) Subject to the terms and conditions hereof, the Executive shall be entitled to participate in any and all life insurance, medical insurance, group health, disability insurance and other benefit plans as determined by the Board of the Company. Additionally, subject to the terms and conditions hereof, the Executive shall be entitled to receive annual paid vacation and paid holidays made available pursuant to the Company's policy as determined by the Board of the Company.

                  (c) The Company shall pay to Executive a monthly automobile allowance equal to the Executive's monthly lease payments as well as the payment of expenses, insurance and normal maintenance of such automobile. The Company further covenants to reimburse Executive for any expenses associated with the maintenance and upkeep of said automobile within seven (7) days of Executive submitting receipts for such expenses.


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
         7. Payments. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to make any of the payments to the Executive provided for hereunder until such time as the Board of the Company determines that the Company has sufficient liquidity to make such payments (at which time, such accrued but unpaid amounts shall be paid to the Executive), provided that all such amounts payable hereunder to the Executive shall continue to accrue to the Executive as provided herein, and provided further that no accrued amount due to the Executive hereunder shall not be paid by reason of this Paragraph 7 for more than one (1) year following the date such amount accrued to the Executive hereunder.

         8.       Intentionally Omitted.

         9. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made if (i) sent by registered or certified mail, return receipt requested, or (ii) hand delivered, or (iii) sent by prepaid overnight carrier, with a record of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  (i)      if to the Company:

                           53 Century Road
                           Paramus, New Jersey 07657


                  (ii)     if to the Executive:

                           104 Hard Scrabble Lake Road
                           Chappaqua, New York  10514

         10. Assignability; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by either party hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives, and the terms "Company" and "Executive" shall be construed accordingly, and is not intended to confer upon any other person or entity any rights or remedies hereunder.

         11. Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of the Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing

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
signed by the party charged with giving such waiver. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the party of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercise thereof.

         12. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them enforceable. To the extent that a court of competent jurisdiction determines that the Executive breached any undertaking in Paragraph 4, the Company's obligations to make payments pursuant to Paragraphs 2(c), 5 and 6 shall immediately cease.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the principles of conflict of laws.

         14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement binding on the parties hereto.

         15. Enforcement Costs. With respect to any suit, action or proceeding arising out of or in connection with this Agreement or the Executive's employment with the Company hereunder, the Company shall be solely responsible for all fees, costs and expenses (including, without limitation, the fees and costs of attorneys and court costs) incurred by the Company and/or the Executive, except, if it is determined by a court in a final and non-appealable

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judgment  that the  Executive  engaged in the  activity  described  in Paragraph
2(b)(ii) or (iii) hereof, then the Executive shall be solely responsible for all such fees, costs and expenses incurred by the Executive.

         16. Titles and Captions. All paragraph titles or captions in this Agreement are for convenience only and in no way defined, limit, extend or describe the scope or intent of any provision hereof.

         IN WITNESS WHEREOF, each of the parties hereof has duly executed this Agreement as of the date first above written.

                                                          IMAGING DYNAMICS, INC.



                                       By:
                                      Name:
                                     Title:



                                                                    DAMIAN GRECO





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